Exhibit 99.1

[CATALINA MARKETING CORPORATION LOGO]
                                                         NEWS

FOR IMMEDIATE RELEASE
CONTACT:
Daniel D. Granger
Chairman and Chief Executive Officer
(727) 579-5007
CATALINA MARKETING CORPORATION
APPOINTS NEW CHIEF FINANCIAL OFFICER

ST. PETERSBURG, Fla., June 14, 2002—Catalina Marketing Corporation (NYSE: POS) today announced Christopher W. Wolf has been promoted to the position of Senior Vice President and Chief Financial Officer effective June 28, 2002. The company also announced it has accepted the resignation of Joseph P. Port as Executive Vice President and Chief Financial Officer. Mr. Port, whose resignation will be effective June 28, 2002, cited personal reasons for his departure.

Daniel D. Granger, Chairman and Chief Executive Officer, stated, “In Joe’s three years with Catalina, he built a strong finance organization and he and his team have made significant contributions to the success of the company. However, I understand and respect his decision.”

Granger added, “Chris’s broad financial expertise and proven track record of success made him the clear choice to assume the duties of Chief Financial Officer at Catalina. Since joining the company, Chris has been a key member of our senior management team and played a vital role in developing our relationship with the investment community. We’re confident that his leadership and management skills will help ensure the continued growth of Catalina.”

Mr. Wolf has held various senior financial management positions with the company, most recently serving as Vice President of Finance and Treasurer. Prior to joining Catalina in 1996, he was employed for ten years with Arthur Andersen LLP. Mr. Wolf, who is a Certified Public Accountant, earned his undergraduate degree in Accounting from Florida State University and a Master of Accounting degree from the University of North Carolina.

Based in St. Petersburg, Fla., Catalina Marketing Corporation (www.catalinamarketing.com) provides a wide range of strategic, targeted marketing solutions for consumer goods companies and retailers. The targeted marketing services of the company are provided by interrelated operating groups that strive to influence the purchasing behavior of consumers wherever and whenever they make purchase decisions. Through these operating groups, Catalina Marketing is able to reach consumers internationally and domestically – in-store, using incentives, loyalty programs, sampling and advertising messages; at home, through direct mailings; and online. Personally identifiable data that may be collected from the company’s targeted marketing programs, as well as its research programs, will not be sold or given to any outside party without the express permission of the consumer.

Certain statements in the preceding paragraphs are forward looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods manufacturers for the issuance of certain product coupons, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company’s customers, the pace of installation of the company’s store network, the success of new services and businesses and the pace of their implementation, and the company’s ability to maintain favorable client relationships.

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